ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

_________________________________________________________________

P.O. Box 1520, Secaucus, New Jersey 07096-1520
Toll Free (800) 221-5672
_________________________________________________________________


    Alliance Variable Products Series Fund, Inc. (the "Fund") is an open-end series investment company designed to fund variable annuity contracts and variable life insurance policies to be offered by the separate accounts of certain life insurance companies.

_________________________________________________________________

                REAL ESTATE INVESTMENT PORTFOLIO
_________________________________________________________________

    The Real Estate Investment Portfolio (the "Portfolio") seeks a total return on its assets from long-term growth of capital and from income principally through investing in a portfolio of equity securities of issuers that are primarily engaged in or related to the real estate industry.



(R) : This is a registered mark used under license from the owner, Alliance Capital Management L.P.

_________________________________________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              PROSPECTUS/                   , 1996

         Investors are advised to carefully read this Prospectus and to retain it for future reference.

_________________________________________________________________

                      PURCHASE INFORMATION
_________________________________________________________________

         The Fund will offer and sell the Portfolio's shares only to separate accounts of certain life insurance companies, for the purpose of funding variable annuity contracts and variable life insurance policies. Sales will be made without sales charge at the Portfolio's per share net asset value. Further information can be obtained from Alliance Fund Services, Inc. at the address or telephone number shown above.

         An investment in the Portfolio is not a deposit or obligation of, or guaranteed or endorsed by, any bank and is not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

_________________________________________________________________

                     ADDITIONAL INFORMATION
_________________________________________________________________

         This Prospectus sets forth concisely the information which a prospective investor should know about the Fund and the Portfolio before applying for certain variable annuity contracts and variable life insurance policies offered by participating insurance companies. It should be read in conjunction with the Prospectus of the separate account of the specific insurance product which accompanies this Prospectus. A "Statement of
Additional Information" dated                 , 1996 which
provides a further discussion of certain areas in this Prospectus and other matters which may be of interest to some investors, has been filed with the Securities and Exchange Commission (the "Commission") and is incorporated herein by reference. For a free copy, call or write Alliance Fund Services, Inc. at the address or telephone number shown above.

_________________________________________________________________

                       EXPENSE INFORMATION
_________________________________________________________________

Shareholder Transaction Expenses

         The Portfolio has no sales load on purchases or reinvested dividends, deferred sales load, redemption fee or exchange fee.

Annual Portfolio Operating Expenses
(as a percentage of average net assets)

Management Fees..........................         0%*

Other Expenses...........................       .95%*
                                               _____

Total Portfolio Operating Expenses.........     .95%
                                               =====
____________________
* Net of expense reimbursement

Example

         You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (cumulatively through the end of each time period).

                                  1 Year    3 Years
                                   $10        $30


         The purpose of the foregoing table is to assist the investor in understanding the various costs and expenses that an investor in the Portfolio will bear directly and indirectly. "Other Expenses" for the Portfolio are based on estimated amounts for the Portfolio's current fiscal year. The estimated expense information for the Portfolio is net of voluntary expense reimbursements which are not required to be continued indefinitely; however, the Adviser intends to continue such reimbursements for the foreseeable future. The estimated Management Fees and Other Expenses of the Portfolio before
expense reimbursements would be .90% and [   %], respectively.
The example should not be considered representative of future expenses; actual expenses may be greater or less than those shown.

_________________________________________________________________

                  DESCRIPTION OF THE PORTFOLIO
_________________________________________________________________

Introduction to the Fund

         The Fund was established as a Maryland corporation in 1987. The Fund is an open-end management investment company commonly known as a "mutual fund" whose shares are offered in separate series each referred to as a "portfolio." Because the Fund offers multiple portfolios, it is known as a "series fund." Each portfolio is a separate pool of assets constituting, in effect, a separate fund with its own investment objectives and policies.

         A shareholder in the Portfolio will be entitled to his or her pro rata share of all dividends and distributions arising from the Portfolio's assets and, upon redeeming shares of the Portfolio, the shareholder will receive the then current net asset value of the Portfolio represented by the redeemed shares. (See "Purchase and Redemption of Shares"). While the Fund has no present intention of doing so, the Fund is empowered to establish, without shareholder approval, additional portfolios which may have different investment objectives.

         In addition to the Portfolio, the Fund currently has 18 other portfolios: the Money Market Portfolio, the Premier Growth Portfolio, the Growth and Income Portfolio, the U.S. Government/High Grade Securities Portfolio, the High-Yield Portfolio, the Total Return Portfolio, the International Portfolio, the Short-Term Multi-Market Portfolio, the Global Bond Portfolio, the North American Government Income Portfolio, the Global Dollar Government Portfolio, the Utility Income Portfolio, the Conservative Investors Portfolio, the Growth Investors Portfolio, the Growth Portfolio, the Worldwide Privatization Portfolio, the Technology Portfolio and the Quasar Portfolio.

         The Fund is intended to serve as the investment medium for variable annuity contracts and variable life insurance policies to be offered by the separate accounts of certain life insurance companies.

         It is conceivable that in the future it may be disadvantageous for variable annuity and variable life insurance separate accounts to invest simultaneously in the Fund. Currently, however, the Fund does not foresee any disadvantage to the holders of variable annuity contracts and variable life insurance policies arising from the fact that the interests of the holders of such contracts and policies may differ. Nevertheless, the Fund's Directors intend to monitor events in order to identify any material irreconcilable conflicts which may possibly arise and to determine what action, if any, should be taken in response thereto.

         The investment objective and policies of the Portfolio are set forth below. There can be, of course, no assurance that the Portfolio will achieve its investment objective.

Investment Objective

         The Portfolio's investment objective is to seek a total return on its assets from long-term growth of capital and from income principally through investing in a portfolio of equity securities of issuers that are primarily engaged in or related to the real estate industry.

Investment Policies

         Under normal circumstances, at least 65% of the Portfolio's total assets will be invested in equity securities of real estate investment trusts ("REITS") and other real estate industry companies. A "real estate industry company" is a company that derives at least 50% of its gross revenues or net profits from the ownership, development, construction, financing, management or sale of commercial, industrial or residential real estate or interests therein. The equity securities in which the Portfolio will invest for this purpose consist of common stock, shares of beneficial interest of REITs and securities with common stock characteristics, such as preferred stock or convertible securities ("Real Estate Equity Securities").

         The Portfolio may invest up to 35% of its total assets in (a) securities that directly or indirectly represent participations in, or are collateralized by and payable from, mortgage loans secured by real property ("Mortgage-Backed Securities"), such as mortgage pass-through certificates, real estate mortgage investment conduit ("REMIC") certificates and collateralized mortgage obligations ("CMOs") and (b) short-term investments. These instruments are described below. The risks associated with the Portfolio's transactions in REMICs, CMOs and other types of mortgage-backed securities, which are considered to be derivative securities, may include some or all of the following: market risk, leverage and volatility risk, correlation risk, credit risk and liquidity and valuation risk. See "Risk Considerations -- Mortgage Backed Securities" for a description of these and other risks.

         As to any investment in Real Estate Equity Securities, the Adviser's analysis will focus on determining the degree to which the company involved can achieve sustainable growth in cash flow and dividend paying capability. The Adviser believes that the primary determinant of this capability is the economic viability of property markets in which the company operates and that the secondary determinant of this capability is the ability of management to add value through strategic focus and operating expertise. The Portfolio will purchase Real Estate Equity Securities when, in the judgment of the Adviser, their market price does not adequately reflect this potential. In making this determination, the Adviser will take into account fundamental trends in underlying property markets as determined by proprietary models, site visits conducted by individuals knowledgeable in local real estate markets, price-earnings ratios (as defined for real estate companies), cash flow growth and stability, the relationship between asset value and market price of the securities, dividend payment history, and such other factors which the Adviser may determine from time to time to be relevant. The Adviser will attempt to purchase for the Portfolio Real Estate Equity Securities of companies whose underlying portfolios are diversified geographically and by property type.

         The Portfolio may invest without limitation in shares of REITs. REITs are pooled investment vehicles which invest primarily in income producing real estate or real estate related loans or interests. REITs are generally classified as equity REITs, mortgage REITs or a combination of equity and mortgage REITs. Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive income from the collection of interest payments. Similar to investment companies such as the Portfolio, REITs are not taxed on income distributed to shareholders provided they comply with several requirements of the Internal Revenue Code of 1986, as amended ("the Code"). The Portfolio will indirectly bear its proportionate share of expenses incurred by REITs in which the Portfolio invests in addition to the expenses incurred directly by the Portfolio.

         INVESTMENT PROCESS FOR REAL ESTATE EQUITY SECURITIES.
The Portfolio's investment strategy with respect to Real Estate

Equity Securities is based on the premise that property market fundamentals are the primary determinant of growth underlying the success of Real Estate Equity Securities. Value added management will further distinguish the most attractive Real Estate Equity Securities. The Portfolio's research and investment process is designed to identify those companies with strong property fundamentals and strong management teams. This process is comprised of real estate market research, specific property inspection and securities analysis.

         The universe of property-owning real estate industry firms consists of approximately 115 companies of sufficient size and quality to merit consideration for investment by the Portfolio. In implementing the Portfolio's research and investment process, the Adviser will avail itself of the consulting services of Koll Investment Management, a division of Koll Real Estate Services ("Koll"), a national real estate investment and property manager that oversees a 1,000 property portfolio. As consultant to the Adviser, Koll provides access to a proprietary model (Koll's National Real Estate Index) that analyzes the approximately 9,000 properties owned by these companies. Using proprietary databases and algorithms, Koll analyzes local market rent, expense and occupancy trends, market specific transaction pricing, demographic and economic trends, and leading indicators of real estate supply such as building permits. Over 300 asset-type specific geographic markets are analyzed and ranked on a relative scale by Koll in compiling its REIT-SCORE database. The relative attractiveness of these real estate industry companies is similarly ranked based on the composite rankings of the properties they own. See "Management of the Fund -- Consultant To The Adviser" for more information about Koll.

         Once the universe of real estate industry companies has been distilled through the market research process, Koll's local market presence provides the capability to perform site specific inspections of key properties. This analysis examines specific property location, condition, and sub-market trends. Koll's use of locally based real estate professionals provides the Adviser with a window on the operations of the portfolio companies as information gathered can immediately be put in the context of local market events. Only those companies whose specific property portfolios reflect the promise of their general markets will be considered for initial and continued investment by the Portfolio.

         The Adviser further screens the universe of real estate industry companies by using rigorous financial models and by engaging in regular contact with management of targeted companies. Each management's strategic plan and ability to execute the plan are determined and analyzed. The Adviser will make extensive use of Koll's network of industry analysts in order to assess trends in tenant industries. This information is then used to further interpret management's strategic plans. Financial ratio analysis is used to isolate those companies with the ability to make value-added acquisitions. This information is combined with property market trends and used to project future earnings potential.

         The Adviser believes that this process will result in a portfolio that will consist of Real Estate Equity Securities of companies that own assets in the most desirable markets across the country, diversified geographically and by property type.

         MORTGAGE-BACKED SECURITIES AND ASSOCIATED RISKS.
Mortgage-Backed Securities include mortgage pass-through certificates and multiple-class pass-through securities, such as REMIC pass-through certificates, CMOs and stripped mortgage-backed securities ("SMBS"), and other types of Mortgage-Backed
Securities that may be available in the future.

         GUARANTEED MORTGAGE PASS-THROUGH SECURITIES. The Portfolio may invest in guaranteed mortgage pass-through securities which represent participation interests in pools of residential mortgage loans and are issued by U.S. governmental or private lenders and guaranteed by the U.S. Government or one of its agencies or instrumentalities, including but not limited to the Government National Mortgage Association ("Ginnie Mae"), the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Ginnie Mae certificates are guaranteed by the full faith and credit of the United States Government for timely payment of principal and interest on the certificates. Fannie Mae certificates are guaranteed by Fannie Mae, a federally chartered and privately-owned corporation for full and timely payment of principal and interest on the certificates. Freddie Mac certificates are guaranteed by Freddie Mac, a corporate instrumentality of the United States Government, for timely payment of interest and the ultimate collection of all principal of the related mortgage loans.

         MULTIPLE-CLASS PASS-THROUGH SECURITIES AND
COLLATERALIZED MORTGAGE OBLIGATIONS. Mortgage-Backed Securities also include CMOs and REMIC pass-through or participation certificates, which may be issued by, among others, U.S. Government agencies and instrumentalities as well as private lenders. CMOs and REMIC certificates are issued in multiple classes and the principal of and interest on the mortgage assets may be allocated among the several classes of CMOs or REMIC certificates in various ways. Each class of CMOs or REMIC certificates, often referred to as a "tranche," is issued at a specific adjustable or fixed interest rate and must be fully retired no later than its final distribution date. Generally, interest is paid or accrues on all classes of CMOs or REMIC certificates on a monthly basis. The Portfolio will not invest in the lowest tranche of CMOs and REMIC certificates.

         Typically, CMOs are collateralized by Ginnie Mae or Freddie Mac certificates but also may be collateralized by other mortgage assets such as whole loans or private mortgage pass-through securities. Debt service on CMOs is provided from payments of principal and interest on collateral of mortgaged assets and any reinvestment income thereon.

         A REMIC is a CMO that qualifies for special tax treatment under the Code and invests in certain mortgages primarily secured by interests in real property and other permitted investments. Investors may purchase "regular" and "residual" interest shares of beneficial interest in REMIC trusts although the Portfolio does not intend to invest in residual interests.

         RISKS. Investing in Mortgage-Backed Securities involves certain unique risks in addition to those generally associated with investing in the real estate industry in general. These unique risks include the failure of a counterparty to meet its commitments, adverse interest rate changes and the effects of prepayments on mortgage cash flows. See "Risk Considerations" for a more complete description of the characteristics of Mortgage-Backed Securities and associated risks.

         SHORT-TERM INVESTMENTS. The short-term investments in which the Portfolio may invest are: corporate commercial paper and other short-term commercial obligations, in each case rated or issued by companies with similar securities outstanding that are rated Prime-1, Aa or better by Moody's Investors Service, Inc. ("Moody's") or A-1, AA or better by Standard & Poor's Ratings Services ("S&P"); obligations (including certificates of deposit, time deposits, demand deposits and bankers' acceptances) of banks with securities outstanding that are rated Prime-1, Aa or better by Moody's or A-1, AA or better by S&P; and obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities with remaining maturities not exceeding 18 months.

         The Portfolio may invest in debt securities rated BBB or higher by S&P or Baa or higher by Moody's or, if not so rated, of equivalent credit quality as determined by the Adviser. Securities rated BBB by S&P or Baa by Moody's are considered to have speculative characteristics. Sustained periods of deteriorating economic conditions or rising interest rates are more likely to lead to a weakening in the issuer's capacity to pay interest and repay principal than in the case of higher-rated securities. The Portfolio expects that it will not retain a debt security which is downgraded below BBB or Baa or, if unrated, determined by the Adviser to have undergone similar credit quality deterioration, subsequent to purchase by the Portfolio.

         The Portfolio may also engage in the following investment practices to the extent indicated: (i) invest up to 10% of its net assets in rights or warrants; (ii) invest up to 15% of its net assets in the convertible securities of companies whose common stocks are eligible for purchase by the Portfolio;
(iii) lend portfolio securities on a short or long term basis equal in value to not more than 25% of total assets; (iv) enter into repurchase agreements of up to seven days' duration;
(v) enter into forward commitment transactions as long as the Portfolio's aggregate commitments under such transactions are not more than 30% of the Portfolio's total assets; (vi) enter into standby commitment agreements; (vii) make short sales of securities or maintain a short position but only if at all times when a short position is open not more than 25% of the Portfolio's net assets (taken at market value) is held as collateral or placed in a segregated account for such sales; and
(viii) invest in illiquid securities unless, as a result, more than 15% of its net assets would be so invested.

Additional Investment Policies And Practices

         CONVERTIBLE SECURITIES. Prior to conversion, convertible securities have the same general characteristics as non-convertible debt securities, which provide a stable stream of income with generally higher yields than those of equity securities of the same or similar issuers. The price of a convertible security will normally vary with changes in the price of the underlying stock, although the higher yield tends to make the convertible security less volatile than the underlying common stock. As with debt securities, the market value of convertible securities tends to decline as interest rates increase and increase as interest rates decline. While convertible securities generally offer lower interest or dividend yields than non-convertible debt securities of similar quality, they enable investors to benefit from increases in the market price of the underlying common stock.

         RIGHTS AND WARRANTS. The Portfolio will invest in rights or warrants only if the underlying equity securities are themselves deemed appropriate by the Adviser for inclusion in the Portfolio's portfolio. Rights and warrants entitle the holder to buy equity securities at a specific price for a specific period of time. Rights are similar to warrants except that they have a substantially shorter duration. Rights and warrants may be considered more speculative than certain other types of investments in that they do not entitle a holder to dividends or voting rights with respect to the underlying securities nor do they represent any rights in the assets of the issuing company. The value of a right or warrant does not necessarily change with the value of the underlying security, although the value of a right or warrant may decline because of a decrease in the value of the underlying security, the passage of time or a change in perception as to the potential of the underlying security, or any combination thereof. If the market price of the underlying security is below the exercise price set forth in the warrant on the expiration date, the warrant will expire worthless.
Moreover, a right or warrant ceases to have value if it is not exercised prior to the expiration date.

         ILLIQUID SECURITIES. Subject to any more restrictive applicable investment policy, the Portfolio will not maintain more than 15% of its net assets in illiquid securities. Illiquid securities will generally include direct placements or other securities that are subject to legal or contractual restrictions on resale or for which there is no readily available market (e.g., when trading in the security is suspended or, in the case of unlisted securities, when market makers do not exist or will not entertain bids or offers) and repurchase agreements not terminable within seven days.

         Because of the absence of a trading market for illiquid securities, the Portfolio may not be able to realize their full value upon sale. The Adviser will monitor the illiquidity of such securities with respect to the Portfolio under the supervision of the Directors of the Fund. To the extent permitted by applicable law, securities that may be resold pursuant to Rule 144A under the Securities Act of 1933, as amended ("the "Securities Act") ("Rule 144A securities") will not be treated as "illiquid" for purposes of the foregoing restriction so long as such securities meet liquidity guidelines established by the Fund's Directors. The Portfolio may not be able to readily sell securities for which there is no ready market.

         FORWARD COMMITMENTS. Forward commitments for the purchase or sale of securities may include purchases on a "when-issued" basis or purchases or sales on a "delayed delivery" basis. In some cases, a forward commitment may be conditioned upon the occurrence of a subsequent event, such as approval and consummation of a merger, corporate reorganization or debt restructuring (i.e., a "when, as and if issued" trade).

         When forward commitment transactions are negotiated, the price is fixed at the time the commitment is made, but delivery and payment for the securities take place at a later date. Normally, the settlement date occurs within two months after the transaction, but settlements beyond two months may be negotiated. Securities purchased or sold under a forward commitment are subject to market fluctuation, and no interest or dividends accrue to the purchaser prior to the settlement date. At the time the Portfolio intends to enter into a forward commitment, it records the transaction and thereafter reflects the value of the security purchased or, if a sale, the proceeds to be received, in determining its net asset value. Any unrealized appreciation or depreciation reflected in such valuation of a "when, as and if issued" security would be canceled in the event that the required conditions did not occur and the trade was canceled.

         The use of forward commitments enables the Portfolio to protect against anticipated changes in interest rates and prices. For instance, in periods of rising interest rates and falling bond prices, the Portfolio might sell securities in its portfolio on a forward commitment basis to limit its exposure to falling prices. In periods of falling interest rates and rising bond prices, the Portfolio might sell a security in its portfolio and purchase the same or a similar security on a when-issued or forward commitment basis, thereby obtaining the benefit of currently higher cash yields. However, if the Adviser were to forecast incorrectly the direction of interest rate movements, the Portfolio might be required to complete such when-issued or forward transactions at prices inferior to the then current market values. When-issued securities and forward commitments may be sold prior to the settlement date, but the Portfolio enters into when-issued and forward commitments only with the intention of actually receiving securities or delivering them, as the case may be. If the Portfolio chooses to dispose of the right to acquire a when-issued security prior to its acquisition or dispose of its right to deliver or receive against a forward commitment, it may incur a gain or loss. Any significant commitment of Portfolio assets to the purchase of securities on a "when, as and if issued" basis may increase the volatility of the Portfolio's net asset value. In the event the other party to a forward commitment transaction were to default, the Portfolio might lose the opportunity to invest money at favorable rates or to dispose of securities at favorable prices.

         STANDBY COMMITMENT AGREEMENTS. Standby commitment agreements commit the Portfolio, for a stated period of time, to purchase a stated amount of a security that may be issued and sold to the Portfolio at the option of the issuer. The price and coupon of the security are fixed at the time of the commitment. At the time of entering into the agreement the Portfolio is paid a commitment fee, regardless of whether the security ultimately is issued, typically equal to approximately 0.5% of the aggregate purchase price of the security the Portfolio has committed to purchase. The Portfolio will enter into such agreements only for the purpose of investing in the security underlying the commitment at a yield and price considered advantageous to the Portfolio and unavailable on a firm commitment basis.
Investments in standby commitments will be limited so that the aggregate purchase price of the securities subject to the commitments will not exceed 25% of the Portfolio's total assets taken at the time of making the commitment.

         There is no guarantee that the securities subject to a standby commitment will be issued, and the value of the security, if issued, on the delivery date may be more or less than its purchase price. Since the issuance of the security underlying the commitment is at the option of the issuer, the Portfolio will bear the risk of capital loss in the event the value of the security declines and may not benefit from an appreciation in the value of the security during the commitment period if the issuer decides not to issue and sell the security to the Portfolio.

         REPURCHASE AGREEMENTS. A repurchase agreement arises when a buyer purchases a security and simultaneously agrees to resell it to the vendor at an agreed-upon future date, normally a
day or a few days later.   The resale price is greater than the
purchase price, reflecting an agreed-upon interest rate for the period the buyer's money is invested in the security. Such agreements permit the Portfolio to keep all of its assets at work while retaining "overnight" flexibility in pursuit of investments of a longer-term nature. If a vendor defaults on its repurchase obligation, the Portfolio would suffer a loss to the extent that the proceeds from the sale of the collateral were less than the repurchase price. If a vendor goes bankrupt, the Portfolio might be delayed in, or prevented from, selling the collateral for its benefit. The Adviser monitors the creditworthiness of the vendors with which the Portfolio enters into repurchase agreements.

         SHORT SALES. A short sale is a transaction in which the Portfolio sells a security it does not own but has borrowed in anticipation that the market price of that security will decline. When the Portfolio makes a short sale of a security that it does not own, it must borrow from a broker-dealer the security sold short and deliver the security to the broker-dealer upon conclusion of the short sale. The Portfolio may be required to pay a fee to borrow particular securities and is often obligated to pay over any payments received on such borrowed securities. The Portfolio's obligation to replace the borrowed security will be secured by collateral deposited with a broker-dealer qualified as a custodian and will consist of cash or securities. Depending on the arrangements the Portfolio makes with the broker-dealer from which it borrowed the security regarding remittance of any payments received by the Portfolio on such security, the Portfolio may not receive any payments (including interest) on its collateral deposited with the broker-dealer.

         If the price of the security sold short increases between the time of the short sale and the time the Portfolio replaces the borrowed security, the Portfolio will incur a loss; conversely, if the price declines, the Portfolio will realize a short-term capital gain. Any gain will be decreased, and any loss increased, by the transaction costs described above. Although the Portfolio's gain is limited to the price at which it sold the security short, its potential loss is theoretically unlimited. In order to defer realization of gain or loss for U.S. federal income tax purposes, the Portfolio may also make short sales "against the box." In this type of short sale, at the time of the sale, the Portfolio owns or has the immediate and unconditional right to acquire at no additional cost the identical security.

         The Portfolio may not make a short sale unless at all times when a short position is open not more than 25% of the Portfolio's net assets (taken at market value) is held as collateral for such sales at any one time. Certain special federal income tax considerations may apply to short sales entered into by the Portfolio. See "Dividends, Distributions and Taxes."

         LOANS OF PORTFOLIO SECURITIES. The risks in lending portfolio securities, as with other extensions of credit, consist of possible loss of rights in the collateral should the borrower fail financially. In determining whether the Portfolio is to lend securities to a particular borrower, the Adviser will consider all relevant facts and circumstances, including the creditworthiness of the borrower. While securities are on loan, the borrower will pay the Portfolio any income earned thereon, and the Portfolio may invest any cash collateral in portfolio securities, thereby earning additional income, or receive an agreed upon amount of income from a borrower who has delivered equivalent collateral. The Portfolio will have the right to regain record ownership of loaned securities or equivalent securities in order to exercise ownership rights such as voting rights, subscription rights and rights to dividends, interest or distributions. The Portfolio may pay reasonable finders', administrative and custodial fees in connection with a loan. The Portfolio will not lend portfolio securities in excess of 25% of the value of its total assets, nor will the Portfolio lend its portfolio securities to any officer, director, employee or affiliate of the Portfolio or the Adviser. The Board of Directors of the Fund will monitor the Portfolio's lending of portfolio securities.

         GENERAL. The successful use of the foregoing investment practices draws upon the Adviser's special skills and experience with respect to such instruments and usually depends on the adviser's ability to forecast price movements correctly. Should prices move unexpectedly, the Portfolio may not achieve the anticipated benefits of the transactions or may realize losses and thus be in a worse position than if such strategies had not been used. In addition, the correlation between movements in the prices of such instruments and movements in the prices of the securities hedged will not be perfect and could produce unanticipated losses.

         FUTURE DEVELOPMENTS. The Portfolio may, following written notice to its shareholders, take advantage of other investment practices that are not currently contemplated for use by the Portfolio or are not available but may yet be developed, to the extent such investment practices are consistent with the Portfolio's investment objective and legally permissible for the Portfolio. Such investment practices, if they arise, may involve risks that exceed those involved in the activities described above.

         DEFENSIVE POSITION. For temporary defensive purposes, the Portfolio may increase without limit its position in short-term, liquid, high-grade debt securities, which may include securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities ("U.S. Government securities"), bank deposits, money market instruments, short-term debt securities, including notes and bonds. For a description of the types of securities in which the Portfolio may invest while in a temporary defensive position, please see the Statement of Additional Information.

         PORTFOLIO TURNOVER. The Adviser anticipates that the Portfolio's annual rate of turnover will not exceed 100%. A 100% annual turnover rate would occur if all of the securities in the Portfolio's portfolio are replaced once in a period of one year. A higher rate of portfolio turnover involves correspondingly greater brokerage and other expenses than a lower rate, which must be borne by the Portfolio and its shareholders. High portfolio turnover also may result in the realization of substantial net short-term capital gains. See "Dividends, Distributions and Taxes."

Risk Considerations

         RISK FACTORS ASSOCIATED WITH THE REAL ESTATE INDUSTRY. Although the Portfolio does not invest directly in real estate, it does invest primarily in Real Estate Equity Securities and does have a policy of concentration of its investments in the real estate industry. Therefore, an investment in the Portfolio is subject to certain risks associated with the direct ownership of real estate and with the real estate industry in general. These risks include, among others: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates. To the extent that assets underlying the Portfolio's investments are concentrated geographically, by property type or in certain other respects, the Portfolio may be subject to certain of the foregoing risks to greater extent.

         In addition, if the Portfolio receives rental income or income from the disposition of real property acquired as a result of a default on securities the Portfolio owns, the receipt of such income may adversely affect the Portfolio's ability to retain its tax status as a regulated investment company. See "Dividends, Distributions and Taxes." Investments by the Portfolio in securities of companies providing mortgage servicing will be subject to the risks associated with refinancings and their impact on servicing rights.

         REITS. Investing in REITs involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs, while mortgage REITs may be affected by the quality of any credit extended. REITs are dependent upon management skills, are not diversified, are subject to heavy cash flow dependency, default by borrowers and self-liquidation. REITs are also subject to the possibilities of failing to qualify for tax free pass-through of income under the Code and failing to maintain their exemptions from registration under the Investment Company Act of 1940, as amended (the "1940 Act").

         REITs (especially mortgage REITs) are also subject to interest rate risks. When interest rates decline, the value of a REIT's investment in fixed rate obligations can be expected to rise. Conversely, when interest rates rise, the value of a REIT's investment in fixed rate obligations can be expected to decline. In contrast, as interest rates on adjustable rate mortgage loans are reset periodically, yields on a REIT's investments in such loans will gradually align themselves to reflect changes in market interest rates, causing the value of such investments to fluctuate less dramatically in response to interest rate fluctuations than would investments in fixed rate obligations.

         Investing in REITs involves risks similar to those associated with investing in small capitalization companies. REITs may have limited financial resources, may trade less frequently and in a limited volume and may be subject to more abrupt or erratic price movements than larger company securities. Historically, small capitalization stocks, such as REITs, have been more volatile in price than the larger capitalization stocks included in the S&P Index of 500 Common Stocks.

         MORTGAGE-BACKED SECURITIES. As discussed above, investing in Mortgage-Backed Securities involves certain unique risks in addition to those risks associated with investment in the real estate industry in general. These risks include the failure of a counterparty to meet its commitments, adverse interest rate changes and the effects of prepayments on mortgage cash flows. When interest rates decline, the value of an investment in fixed rate obligations can be expected to rise. Conversely, when interest rates rise, the value of an investment in fixed rate obligations can be expected to decline. In contrast, as interest rates on adjustable rate mortgage loans are reset periodically, yields on investments in such loans will gradually align themselves to reflect changes in market interest rates, causing the value of such investments to fluctuate less dramatically in response to interest rate fluctuations than would investments in fixed rate obligations.

         Further, the yield characteristics of Mortgage-Backed Securities, such as those in which the Portfolio may invest, differ from those of traditional fixed income securities. The major differences typically include more frequent interest and principal payments (usually monthly), the adjustability of interest rates, and the possibility that prepayments of principal may be made substantially earlier than their final distribution dates.

         Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic, social and other factors, and cannot be predicted with certainty. Both adjustable rate mortgage loans and fixed rate mortgage loans may be subject to a greater rate of principal prepayments in a declining interest rate environment and to a lesser rate of principal prepayments in an increasing interest rate environment. Early payment associated with Mortgage-Backed Securities causes these securities to experience significantly greater price and yield volatility than that experienced by traditional fixed-income securities. Under certain interest rate and prepayment rate scenarios, the Portfolio may fail to recoup fully its investment in Mortgage-Backed Securities notwithstanding any direct or indirect governmental or agency guarantee. When the Portfolio reinvests amounts representing payments and unscheduled prepayments of principal, it may receive a rate of interest that is lower than the rate on existing adjustable rate mortgage pass-through securities. Thus, Mortgage-Backed Securities, and adjustable rate mortgage pass-through securities in particular, may be less effective than other types of U.S. Government securities as a means of "locking in" interest rates.

         SECURITIES RATINGS. The ratings of securities by S&P, Moody's, Duff & Phelps Credit Rating Co. ("Duff & Phelps") and Fitch Investors Service, Inc. ("Fitch") are a generally accepted barometer of credit risk. They are, however, subject to certain limitations from an investor's standpoint. The rating of an issuer is heavily weighted by past developments and does not necessarily reflect probable future conditions. There is frequently a lag between the time a rating is assigned and the time it is updated. In addition, there may be varying degrees of difference in credit risk of securities within each rating category.

Certain Fundamental Investment Policies

         In addition to its fundamental investment objective, the Portfolio has adopted the following fundamental investment policies, which may not be changed without the approval of its shareholders. Additional fundamental and non-fundamental investment policies are set forth in the Statement of Additional
Information.

         The Portfolio may not: (i) with respect to 75% of its total assets, have such assets represented by other than:
(a) cash and cash items, (b) U.S. Government securities, or
(c) securities of any one issuer (other than the U.S. Government and its agencies or instrumentalities) not greater in value than 5% of the Portfolio's total assets, and not more than 10% of the outstanding voting securities of such issuer; (ii) purchase the securities of any one issuer, other than the U.S. Government and its agencies or instrumentalities, if as a result (a) the value of the holdings of the Portfolio in the securities of such issuer exceeds 25% of its total assets, or (b) the Portfolio owns more than 25% of the outstanding securities of any one class of securities of such issuer; (iii) invest 25% or more of its total assets in the securities of issuers conducting their principal business activities in any one industry, other than the real estate industry in which the Portfolio will invest at least 25% or more of its total assets, except that this restriction does not apply to U.S. Government securities; (iv) purchase or sell real estate, except that it may purchase and sell securities of companies which deal in real estate or interests therein, including Real Estate Equity Securities; or (v) borrow money except for temporary or emergency purposes or to meet redemption requests, in an amount not exceeding 5% of the value of its total assets at the time the borrowing is made.

_________________________________________________________________

                     MANAGEMENT OF THE FUND
_________________________________________________________________

Directors

         John D. Carifa, Chairman of the Board and President, is
President of Alliance Capital Management Corporation ("ACMC"), the sole general partner of the Adviser, with which he has been associated since prior to 1991.

         Ruth Block is a Director of Ecolab Incorporated
(specialty chemicals) and Amoco Corporation (oil and gas). She was formerly an Executive Vice President and the Chief Insurance
Officer of The Equitable Life Assurance Society of the United
States since prior to 1991.

         David H. Dievler was formerly President of the Fund, and a Senior Vice President of ACMC, with which he has been associated since prior to 1991.

         John H. Dobkin is President of Historic Hudson Valley
(historic preservation) since prior to 1991. Previously, he was Director of the National Academy of Design. From 1987 to 1992, he was a Director of ACMC.

         William H. Foulk, Jr. was formerly a Senior Manager of
Barrett Associates, Inc., a registered investment adviser, with which he has been associated since prior to 1991.

         Dr. James M. Hester is President of the Harry Frank Guggenheim Foundation and a Director of Union Carbide Corporation since prior to 1991. He was formerly President of New York University, The New York Botanical Garden and Rector of the United Nations University.

         Clifford L. Michel is a member of the law firm of Cahill
Gordon & Reindel, with which he has been associated since prior to 1991.

         Robert C. White is a Vice President and the Chief
Financial Officer of the Howard Hughes Medical Institute, with which he has been associated since prior to 1991.

Adviser

         Alliance Capital Management L.P., a Delaware limited partnership with principal offices at 1345 Avenue of the Americas, New York, New York 10105 has been retained under an investment advisory agreement (the "Investment Advisory Agreement") to provide investment advice and, in general, to conduct the management and investment program of the Portfolio subject to the general supervision and control of the Board of Directors of the Fund. The employee of the Adviser principally responsible for the Portfolio's investment program since its inception is Daniel G. Pine. Mr. Pine is a Senior Vice President and Research Analyst of the Adviser and has been associated with the Adviser since May of 1996. Prior thereto, Mr. Pine was

Senior Vice President of Desai Capital Management since prior to
1991.

         The Adviser is a leading international investment manager supervising client accounts with assets as of June 30, 1996 totaling $168 billion (of which more than $55 billion represented the assets of investment companies). The Adviser's clients are primarily major corporate employee benefit funds, public employee retirement systems, investment companies, foundations and endowment funds. The 50 registered investment companies managed by the Adviser comprising over 100 separate investment portfolios currently have over two million shareholders. As of June 30, 1996, the Adviser was retained as an investment manager by 33 of the Fortune 100 companies.

         ACMC, the sole general partner of, and the owner of a 1% general partnership interest in, the Adviser, is an indirect wholly-owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable"), one of the largest life insurance companies in the United States and a wholly owned subsidiary of the Equitable Companies Incorporated, a holding company which is controlled by AXA, a French insurance holding company. Certain information concerning the ownership and control of Equitable by AXA is set forth in the Statement of Additional Information under "Management of the Fund."

         The Adviser provides investment advisory services and order placement facilities for each of the Fund's portfolios and pays all compensation of Directors and officers of the Fund who are affiliated persons of the Adviser. The Adviser or its affiliates also furnish the Fund, without charge, management supervision and assistance and office facilities and provide persons satisfactory to the Fund's Board of Directors to serve as the Fund's officers. The Portfolio pays the Adviser at an annual rate of .90% of the average daily value of its net assets. The fees are accrued daily and paid monthly.

Consultant To The Adviser

         In providing advisory services to the Portfolio and other clients investing in real estate securities, the Adviser has access to the research services of Koll Investment Management, the Investment Management Division of Koll, which acts as a consultant to the Adviser with respect to the real estate market. As a consultant, Koll provides to the Adviser, at The Adviser's expense, such in-depth information regarding the real-estate market, the factors influencing regional valuations and analysis of recent transactions in office, retail, industrial and multi-family properties as the Adviser shall from time to time request. Koll will not furnish investment advice or make recommendations regarding the purchase or sale of securities by the Portfolio nor will it be responsible for making investment decisions involving Portfolio assets.

         Koll is one of the largest fee-based property management firms in the United States as well as one of the largest publishers of real estate research, with approximately 2,600 employees nationwide. Koll will provide the Adviser with exclusive access to its REIT-SCORE model which ranks approximately 115 REITs based on the relative attractiveness of the property markets in which they own real estate. This model scores the approximately 9,000 individual properties owned by these companies. REIT-SCORE is in turn based on Koll's National Real Estate Index which gathers, analyzes and publishes targeted research data for the 65 largest U.S. real estate markets based on a variety of public- and private-sector sources as well as Koll's proprietary database of 45,000 commercial property transactions representing over $250 billion of investment property and over 2,000 tracked properties which report rent and expense data quarterly. Koll has previously provided access to its REIT-SCORE model results primarily to the institutional market through subscriptions. The model is no longer provided to any research publications, and the Portfolio and another mutual fund managed by the Adviser are currently the only mutual funds available to retail investors that have access to Koll's REIT-SCORE model.

Expenses of the Portfolio

         In addition to the payments to the Adviser under the Investment Advisory Agreement described above, the Portfolio pays certain other costs including (a) custody, transfer and dividend disbursing expenses, (b) fees of Directors who are not affiliated with the Adviser, (c) legal and auditing expenses, (d) clerical, accounting and other office costs, (e) costs of printing the Fund's prospectuses and shareholder reports, (f) cost of maintaining the Fund's existence, (g) interest charges, taxes, brokerage fees and commissions, (h) costs of stationery and supplies, (i) expenses and fees related to registration and filing with the Commission and with state regulatory authorities, and (j) cost of certain personnel of the Adviser or its affiliates rendering clerical, accounting and other services to the Fund.

         As to the obtaining of clerical and accounting services not required to be provided to the Fund by the Adviser under the

Investment Advisory Agreement, the Fund may employ its own personnel. For such services, it may also utilize personnel employed by the Adviser or by its affiliates; in such event, the services are provided to the Fund at cost and the payments specifically approved in advance by the Fund's Board of Directors.

_________________________________________________________________

                PURCHASE AND REDEMPTION OF SHARES
_________________________________________________________________

Purchase of Shares

         Shares of the Portfolio are offered on a continuous basis directly by the Fund and by Alliance Fund Distributors, Inc., the Fund's Principal Underwriter, to the separate accounts of certain life insurance companies without any sales or other charge, at the Portfolio's net asset value, as described below. The separate accounts of insurance companies place orders to purchase shares of the Portfolio based on, among other things, the amount of premium payments to be invested and surrender and transfer requests to be effected on that day pursuant to variable annuity contracts and variable life insurance policies which are funded by shares of the Portfolios. The Fund reserves the right to suspend the sale of the Fund's shares in response to conditions in the securities markets or for other reasons. Individuals may not place orders directly with the Fund. See the Prospectus of the separate account of the participating insurance company for more information on the purchase of Portfolio shares.

         The public offering price of the Portfolio's shares is their net asset value. The per share net asset value of the Portfolio is computed in accordance with the Fund's Articles of Incorporation and By-Laws, at the next close of regular trading on the New York Stock Exchange (the "Exchange") (currently 4:00 p.m. Eastern time), following receipt of a purchase or redemption order by the Fund, on each Fund business day on which such an order is received and trading in the types of securities in which the Fund invests might materially affect the value of Fund shares. The Fund's per share net asset value is computed by dividing the value of the Fund's total assets, less its liabilities, by the total number of its shares then outstanding. A Fund business day is any weekday exclusive of days on which the Exchange is closed (most national holidays and Good Friday). For purposes of this computation, the securities in the Portfolio are valued at their current market value determined on the basis of market quotations or, if such quotations are not readily available, such other methods as the Directors believe would accurately reflect fair market value. Portfolio securities may also be valued on the basis of prices provided by a pricing service when such prices are believed by the Adviser to reflect the fair market value of such securities.

Redemption of Shares

         An insurance company separate account may redeem all or any portion of the shares of the Portfolio in its account at any time at the net asset value per share of the Portfolio next determined after a redemption request in proper form is furnished to the Fund or the Principal Underwriter. Any certificates representing shares being redeemed must be submitted with the redemption request. Shares redeemed are entitled to earn dividends, if any, up to and including the day redemption is effected. There is no redemption charge. Payment of the redemption price will normally be made within seven days after receipt of such tender for redemption. The right of redemption may be suspended or the date of payment may be postponed for any period during which the Exchange is closed (other than customary weekend and holiday closings) or during which the Commission determines that trading thereon is restricted, or for any period during which an emergency (as determined by the Commission) exists as a result of which disposal by the Fund of securities owned by the Portfolio is not reasonably practicable or as a result of which it is not reasonably practicable for the Fund fairly to determine the value of the Portfolio's net assets, or for such other periods as the Commission may by order permit for the protection of security holders of the Fund. For information regardign how to redeem shares in the Fund, please see your insurance company separate accuont prospectus.

_________________________________________________________________

               DIVIDENDS, DISTRIBUTIONS AND TAXES
_________________________________________________________________

         The Portfolio will declare and distribute dividends from net investment income and will distribute its net capital gains, if any, at least annually. Such income and capital gains distributions will be made in shares of the Portfolio.

         The Portfolio intends to qualify to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code (the "Code"). If so qualified, the Portfolio will not be subject to Federal income or excise taxes on its investment company taxable income and net capital gains to the extent such investment company taxable income and net capital gains are distributed to the separate accounts of insurance companies which hold its shares. Under current tax law, capital gains or dividends from the Portfolio are not currently taxable when left to accumulate within a variable annuity (other than an annuity interest owned by a person who is not a natural person) or variable life insurance contract. Distributions of net investment income and net short-term capital gain will be treated as ordinary income and distributions of net long-term capital gain will be treated as long-term capital gain in the hands of the insurance companies.

         Section 817(h) of the Code requires that the investments of a segregated asset account of an insurance company be "adequately diversified," in accordance with Treasury Regulations promulgated thereunder, in order for the holders of the variable annuity contracts or variable life insurance policies underlying the account to receive the tax-deferred or tax-free treatment generally afforded holders of annuities or life insurance policies under the Code. The Department of the Treasury has issued Regulations under section 817(h) which, among other things, provide the manner in which a segregated asset account will treat investments in a regulated investment company for purposes of the applicable diversification requirements. Under the Regulations, if a regulated investment company satisfies certain conditions, a segregated asset account owning shares of the regulated investment company will not be treated as a single investment for these purposes, but rather the account will be treated as owning its proportionate share of each of the assets of the regulated investment company. The Portfolio plans to satisfy these conditions at all times so that the shares of the Portfolio owned by a segregated asset account of a life insurance company will be subject to this treatment under the Code. For information concerning federal income tax consequences for the holders of variable annuity contracts and variable rate insurance policies, such holders should consult the prospectus used in connection with the issuance of their particular contracts or policies.

_________________________________________________________________

                       GENERAL INFORMATION
_________________________________________________________________

Portfolio Transactions

         Subject to the general supervision of the Board of Directors of the Fund, the Adviser is responsible for the investment decisions and the placing of the orders for portfolio transactions for the Portfolio.

         The Fund has no obligation to enter into transactions in portfolio securities with any broker, dealer, issuer, underwriter or other entity. In placing orders, it is the policy of the Fund to obtain the best price and execution for its transactions. Consistent with the objective of obtaining best execution, the Fund may use brokers and dealers who provide research, statistical and other information to the Adviser. There may be occasions where the transaction cost charged by a broker may be greater than that which another broker may charge if the Fund determines in good faith that the amount of such transaction cost is reasonable in relation to the value of the brokerage and research and statistical services provided by the executing broker. Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to seeking best price and execution, the Fund may consider sales of shares of the Fund as a factor in the selection of brokers and dealers to enter into portfolio transactions with the Fund. The Fund may from time to time place orders for the purchase or sale of securities on an agency basis with Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of the Adviser, and with brokers which may have their transactions cleared or settled, or both, by the Pershing Division of Donaldson, Lufkin and Jenrette Securities Corporation, for which Donaldson, Lufkin and Jenrette Securities Corporation may receive a portion of the brokerage commission. In such instances, the placement of orders with such brokers would be consistent with the Fund's objective of obtaining best execution and would not be dependent upon the fact that Donaldson, Lufkin & Jenrette Securities Corporation is an affiliate of the Adviser.

Organization

         The Fund is a Maryland corporation organized on November 17, 1987. The authorized capital stock of the Fund consists solely of 10,000,000,000 shares of Common Stock having a par value of $.001 per share, which may, without shareholder approval, be divided into an unlimited number of series. Such shares are currently divided into 18 series, one underlying each portfolio. Shares of each portfolio are normally entitled to one vote for all purposes. Generally, shares of all portfolios vote as a single series on matters, such as the election of Directors, that affect all portfolios in substantially the same manner. Maryland law does not require a registered investment company to hold annual meetings of shareholders and it is anticipated that shareholder meetings will be held only when specifically required by federal or state law. Shareholders have available certain procedures for the removal of Directors. Shares of each portfolio are freely transferable, are entitled to dividends as determined by the Board of Directors and, in liquidation of the Fund, are entitled to receive the net assets of that portfolio. Shareholders have no preference, pre-emptive or conversion rights. In accordance with current law, it is anticipated that an insurance company issuing a variable annuity contract or variable life insurance policy that participates in the Fund will request voting instructions from contract or policyholders and will vote shares in the separate account in accordance with the voting instructions received.

Principal Underwriter

         Alliance Fund Distributors, Inc., 1345 Avenue of the
Americas, New York, New York 10105, an indirect wholly-owned subsidiary of the Adviser, is the Principal Underwriter of shares of the Fund.

Custodian

         State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, acts as Custodian for the securities and cash of the Fund and as its dividend disbursing agent, but plays no part in deciding on the purchase or sale of portfolio securities.

Registrar and Dividend-Disbursing Agent

         Alliance Fund Services, Inc., an indirect wholly-owned subsidiary of the Adviser, located at 500 Plaza Drive, Secaucus, New Jersey, 07094, acts as the Fund's registrar and dividend-disbursing agent.

Performance Information

From time to tome the Fund advertises its "total return." The Fund's "total return" is its average annual compounded total return for its most recently completed one, five, and ten-year periods (or the period since the Fund's inception). The Fund's total return for such a period is computed by finding, through the use of a formula prescribed by the Commission, the average annual compounded rate of return over the period that would equate an assumed initial amount invested to the value of such investment at the end of the period. For purposes of computing total return, income dividends and capital gains distributions paid on shares of the Fund are assumed to have been reinvested when paid and the maximum sales charge applicable to purchases of Fund shares is assumed to have been paid.

The Fund's total return is not fixed and will fluctuate in response to prevailing market conditions or as a function of the type and quality of the securities in the Fund's portfolio and the Fund's expenses. Total return information is useful in reviewing the Fund's performance but such information may not provide a basis for comparison with bank deposits or other investments which pay a fixed yield for a stated period of time. An investor's principal invested in the Fund is not fixed and will fluctuate in response to prevailing market conditions.

Advertisements quoting performance rankings of the Fund as measured by financial publications or by independent organizations such as Lipper Analytical Services, Inc. and Morningstar, Inc., and advertisements presenting the historical record of payments of income dividends by the Fund may also from time to time be sent to investors or placed in newspapers, magazines such as the Wall Street Journal, the New York Times, Barrons, Investor's Daily, Money Magazine, Changing Times, Business Week and Forbes or other media on behalf of the Fund.

Additional Information

         Any shareholder inquiries may be directed to Alliance Fund Services, Inc. at the address or telephone number shown on the front cover of this Prospectus. This Prospectus and the Statement of Additional Information which has been incorporated by reference herein, does not contain all the information set forth in the Registration Statement filed by the Fund with the Commission under the Securities Act of 1933, as amended. Copies of the Registration Statement may be obtained at a reasonable charge from the Commission or may be examined, without charge, at the offices of the Commission in Washington, D.C.

         This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

00250292.BA1